Exhibit 4.153
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 28, 2025, among Credit Acceptance Corporation, a Michigan corporation, the Guarantors listed on the signature pages hereto and U.S. Bank Trust Company, National Association, a national banking association, as Trustee under the Indenture.
WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of December 19, 2023, among the parties thereto (the “Initial Indenture”), providing for the issuance of the Company’s 9.250% Senior Notes due 2028;
WHEREAS, Section 9.01 of the Initial Indenture provides, among other things, pursuant to clause (viii) thereof, that the Company, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder of Notes to conform the text of the Indenture to any provision of the section of the Offering Memorandum entitled “Description of Notes” to the extent that such provision in the section of the Offering Memorandum entitled “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture; and
WHEREAS, pursuant to Section 9.01 and Section 9.07 of the Initial Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Capitalized Terms. Capitalized terms used herein without definition have the meanings assigned to them in the Initial Indenture.
Section 2.Amendment to Section 1.01. Section 1.01 of the Initial Indenture is hereby amended by deleting the definition of “Consolidated Net Income” therein and replacing such definition with the following:
“Consolidated Net Income” means, for any period, net earnings (or loss) after income taxes of the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons, in accordance with GAAP, but excluding:
(i) net earnings (or loss) of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;
(ii) any gain or loss (net of tax effects applicable thereto) resulting from the sale, conversion or other disposition of any assets other than intangible assets (so classified in accordance with GAAP), inventories, accounts receivable and Investments in and securities of any other person other than in the ordinary course of business;

(iii) any extraordinary or non-recurring gains or losses (including any gain on sale generated by a Permitted Securitization, except to the extent the Company or a Guarantor has received a cash benefit therefrom in the applicable reporting period); and any interest income generated by a Permitted Securitization, except to the extent the Company or a Guarantor has received a cash benefit therefrom in the applicable reporting period and except for interest earned on amounts on deposit in collection accounts, principal collection accounts and reserve accounts;
(iv) any gain (net of tax effects attributable thereto) arising from any reappraisal or write-up of assets and any gain or loss (net of tax effects attributable thereto) arising from the non-cash effect of equity compensation expense;
(v) any portion of the net earnings of any Restricted Subsidiary other than a Guarantor that for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary; provided, however, that for purposes of computing the Fixed Charge Coverage Ratio, net earnings of a Special Purpose Subsidiary shall not be excluded solely due to restrictions on the payment of dividends contained in Nonrecourse Indebtedness or the constituent documents of such Special Purpose Subsidiary;
(vi) any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy;
(vii) except as set forth herein, any earnings of any Person acquired by the Company or any Restricted Subsidiary through the purchase, merger or consolidation or otherwise, or earnings of any Person substantially all of the assets of which have been acquired by the Company or any Restricted Subsidiary, for any period prior to the date of acquisition;
(viii) net earnings of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net earnings shall actually have been received by the Company or such Restricted Subsidiary in the form of cash distributions; and

(ix) any restoration during such period to income of any contingency reserve (other than any contingency reserve for taxes), except to the extent that provision for such reserve was made either (1) during such period out of income accrued during such period, or (2) in connection with the Company’s program of financing Installment Contracts (x) to provide for vehicle service contract claims for which the Company may be responsible, or (y) to cover credit losses in connection with Dealer Loans Receivable or Purchased Contracts;
plus (a) an after-tax amount (which may be greater than, equal to or less than zero) reflecting any provision for credit losses recorded under GAAP, and (b) an after-tax amount (which may be greater than, equal to or less than zero) reflecting an adjustment to finance charge revenue on Installment Contracts such that such revenue is recognized, with respect to each Installment Contract or pool of Installment Contracts, as applicable, on a level-yield basis based upon expected future net cash flows, as determined by the Company at origination of the applicable Installment Contracts and from time to time thereafter, over the remaining forecast period for such Installment Contract or pool of Installment Contracts; provided that the addition of the amounts described in the immediately preceding clauses (a) and (b) shall be subject to the Company having disclosed such amounts for each of its fiscal years completed during such period and for which financial statements of the Company are available and for each of its fiscal quarters, if any, ended during such period after the last such completed fiscal year and for which financial statements of the Company are available, in the case of any such fiscal quarter or fiscal year, in a periodic report filed with the SEC pursuant to the Exchange Act, in a news release, on the Company’s Internet website or in a notice to the Trustee.
Section 3.Governing Law; Waiver of Jury Trial. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.
Section 4.Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 5.Counterparts and Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 6.Headings. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this Supplemental Indenture and shall not modify or restrict any of the terms or provisions of this Supplemental Indenture.
Section 7.Concerning the Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors party hereto.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.
CREDIT ACCEPTANCE CORPORATION

By: /s/ James B. Brinkley II_____________
Name:     James B. Brinkley II
Title:    Treasurer

BUYERS VEHICLE PROTECTION PLAN, INC.

By: /s/ James B. Brinkley II_____________
Name:     James B. Brinkley II
Title:    Treasurer

VEHICLE REMARKETING SERVICES, INC.

By: /s/ James B. Brinkley II_____________
Name:     James B. Brinkley II
Title:    Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By: /s/ Brandon Bonfig _____________
Name:     Brandon Bonfig
Title:    Vice President